Exhibit 99.2

Fidelity Bond

RESOLVED:
That, after considering all relevant factors, the action of the authorized Officers of the Company in obtaining a bond issued by Federal Insurance Company, covering larceny and embezzlement and certain other acts, with a limit liability of $1,000,000, for an aggregate one-year premium of $12,000, be, and it hereby is, authorized and approved.

RESOLVED:
That pursuant to Rule 17g-1 under the 1940 Act, as amended, Dayl Pearson, President and Chief Executive Officer, and Michael I. Wirth, Chief Financial Officer, Chief Compliance Officer and Secretary, are each hereby designated as an agent for the Company to make the filings and give the notices required by subparagraph (g) of said Rule.

RESOLVED:
That the form and amount of the bond issued by the Federal Insurance Company, after consideration of all relevant factors including the Company’s aggregate assets to which persons covered by the bond have access, the type and terms of arrangements made for custody and safekeeping of assets, and the nature of the securities held, be and they hereby are authorized and approved.